POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of the President of the ASGI Aurora Opportunities Fund, LLC (the “Fund”), or any other officer of the Fund authorized and appointed by the Board of Managers and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign and file on his or her behalf any and all documents needed to complete the requisite filings of the Fund, including the filings of applications and documents with the Securities and Exchange Commission, Commodity Futures Trading Commission, the National Futures Association, state tax authorities, Internal Revenue Service, and such other agencies as shall be recommended by the accountants and counsel for the Fund, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	OFFICE WITH THE FUND	DATE

/s/ James W. Dean, Jr. James W. Dean, Jr.	Manager	December 10, 2010

/s/ James J. Dunn James J. Dunn	Manager	December 10, 2010

/s/ James R. Hille James R. Hille	Manager	December 10, 2010

/s/ Stephen T. Golding Stephen T. Golding	Manager	December 10, 2010

/s/ Jonathan D. Hook Jonathan D. Hook	Manager	December 10, 2010